Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer

(717) 412-6301

METRO BANCORP ADOPTS SHAREHOLDER RIGHTS AGREEMENT

February 17, 2015 - Harrisburg, PA - Metro Bancorp, Inc. (Metro or the Company) (NASDAQ Global Select Market Symbol: METR), today announced that its Board of Directors adopted a Shareholder Protection Rights Agreement (the “rights agreement”) and declared a dividend of one Right on each outstanding share of Metro Bancorp Common Stock. The record date to determine shareholders entitled to receive the Rights is February 27, 2015. The rights plan will expire one year from today, on February 17, 2016.

The Board adopted the rights agreement in response to the recent accumulations of significant portions of Metro Bancorp’s Common Stock. It is designed to allow all Metro Bancorp shareholders to realize the long-term value of their investment by reducing the likelihood that any person or group would gain control of the company through open market accumulation without appropriately compensating Metro Bancorp’s shareholders for such control or providing the Board sufficient time to make informed judgments.

Until the earlier of (i) Metro Bancorp’s announcing that a person or group (an “Acquiring Person”) has acquired 15% or more of its Common Stock (the “Flip-in Date”) and (ii) the tenth business day after any person or group commences a tender offer that will result in such person or group owning 15% or more of Metro Bancorp’s Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase fractions of Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $100.00.

Upon the occurrence of the Flip-in Date, each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will be exchanged for one share of Metro Bancorp Common Stock, unless the Board determines otherwise or any person owns more than 50% of Metro Bancorp’s Common Stock. If the Board determines not to effect the exchange, each Right (other than the voided ones) will entitle its holder to purchase, for the exercise price, a number of shares of Metro Bancorp Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls Metro Bancorp’s Board of Directors or is the owner of 50% or more of Metro Bancorp’s Common Stock, Metro Bancorp is involved in a merger or sells more than 50% of its assets or earning power and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the transaction is with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price.

The Rights may generally be redeemed by the Board of Directors for $0.001 per Right prior to the Flip-in Date.

Gary Nalbandian, Chairman, President and Chief Executive Officer of Metro Bancorp, said “The rights agreement, which is similar to plans adopted by numerous publicly traded companies, is intended to protect the interests of all of our shareholders and enable the Board to remain in the best position to perform its fiduciary duties.

“The rights agreement does not in any way weaken Metro Bancorp’s financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Metro Bancorp or its shareholders and will not change the way in which Metro Bancorp shares are traded.”

A letter to shareholders regarding the rights agreement and a Summary of certain terms of the rights agreement will be mailed to shareholders.

Metro Bancorp is a publicly held company whose shares are listed on NASDAQ-GS under the ticker symbol METR. Metro Bancorp is a one-bank holding company headquartered in Harrisburg, Pennsylvania and provides full banking services through its subsidiary, Metro Bank (the Bank).

Contact Information

Metro Bancorp, Inc.
Gary L. Nalbandian
Chairman/President
or
Mark A. Zody
Chief Financial Officer